Exhibit 10.21

March 25, 2011

Ronald A. LaSalvia

225 S. 18th St. Unit 910

Philadelphia, PA 19103

Re: Offer of Employment

Dear Ron:

We are extremely pleased to extend you this offer of employment with The Endurance International Group. The terms of this offer are set forth below.

Position – Your initial position will be Vice President of Operations, reporting to CEO Hari Ravichandran

Hire Date – Your first day of employment is to be on May 1, 2011.

Orientation Period – Your first 120 days of employment with Endurance are considered an orientation and review period. If within this period of time it appears your placement is not suitable for any reason, either you or Endurance may terminate the employment relationship.

Salary – Your annualized salary will be $220,000 (approximately $9166.67 every 2 week period), subject to applicable withholding. You will also be eligible for a quarterly bonus of up to 59.1% of your base salary for the quarter in the aggregate (up to $130,000 per year in the aggregate) based on performance against goals set by management.

One-time Relocation Reimbursement – You are eligible for reimbursement of actual out of pocket expenses incurred by you during the first 6 months after your first date of employment in connection with relocation to Massachusetts, not to exceed $35,000 in the aggregate. Please note that you will be obligated to repay such amounts back to Endurance on demand should you voluntarily cease being employed by Endurance at any time during the first 12 months following your first date of employment.

Severance Provision – You are eligible for severance payments should Endurance be acquired and should your employment be terminated by Endurance as a result of such acquisition, (x) within the first 6 months after your first date of employment in an amount of $160,000; and (y) after six months but within the first 12 months after your first date of employment in the amount of $100,000, provided that there shall be no such severance payments in the event your employment is terminated as a result of non-performance or otherwise for cause, or after such 12 month period.

Equity Incentive Program – We will discuss during the first 9 months of your employment your eligibility to participate in any potential equity or other incentive programs, provided that no such program shall apply to any change of control occurring during the first year of your employment.

Benefits – As a full-time employee you will be eligible to participate in the Endurance benefit programs, including our medical, vision and dental plans and our 401K plan, following 30 days of employment. You will also be eligible for vacation time which will accrue at a rate of 1.66 days per month of completed service. Sick pay will be accrued at a rate of 4 hours per month of completed service up to a maximum of 48 hours.

Direct Deposit – Please bring a voided check with you on your first day to enroll and take advantage of this benefit.

Immigration Requirements – The law requires all employers to verify the immigration status of all persons they hire. On your first day of employment, please bring with you the completed I-9 form, which is enclosed, along with the supporting documentation called for in the I-9 form.

At-Will Employment – We hope that you will find your employment relationship satisfactory and rewarding in all aspects. At the same time, we both recognize that relationships are not always mutually satisfactory. Thus, our employment relationship will be based on mutual consent. You are free to end this employment relationship at any time, with or without cause, for any reason or no reason. Endurance naturally reserves the same right. Please note that no Endurance official has the authority to modify this at-will relationship, except its CEO, who will do so only in writing. Accordingly, this document constitutes a final and fully binding integrated agreement with respect to the at-will nature of our employment relationship.

This offer of employment is valid through March     , 2011 and is contingent upon successful completion of a background check. Please acknowledge your understanding of this letter and your acceptance of our offer by signing in the space provided below, and returning it to me. Your signature below also confirms that this letter supersedes any prior discussion or agreements between you and Endurance and is a complete recital of all of the terms of our proposed relationship. You specifically agree that you have not relied on other representations not included in this letter about Endurance or terms of employment. Please keep a copy of this letter for your files.

All formalities aside, we want to welcome you to Endurance – we are looking forward to working with you and hope that you will find your new position to be challenging and rewarding. If you have any questions regarding this letter or employment at Endurance International, please feel free to give me a call.

Very Truly Yours.

/s/ Hari Ravichandran

Hari Ravichandran

CEO

Acknowledged and understood:

/s/ Ronald A. LaSalvia	4/11/2011
Ronald A. LaSalvia	Date: April 11, 2011